Exhibit 99.1

Longs Reports Preliminary September Revenues

WALNUT CREEK, CA (October 5, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $471.8 million for the five-week period ended September 28, 2006, a 9.5% increase from total revenues of $431.0 million in the comparable period a year ago.

Preliminary September total retail drug store sales were $443.5 million, an increase of 3.6% from $428.2 million in the comparable period last year. Pharmacy sales were 52.2% of total drug store sales compared with 49.7% a year ago. Retail drug store same-store sales increased 1.4% compared with last year. Pharmacy same-store sales increased 5.5% and front-end same-store sales decreased 2.5%.

Preliminary quarter-to-date total revenues of $853.1 million for the nine weeks ended September 28, 2006, were 9.5% higher than the $778.8 million reported in the comparable period last year. Preliminary quarter-to-date total retail drug store sales were $801.3 million, a 3.7% increase from $773.0 million in the comparable period last year. Pharmacy sales were 51.6% of total drug store sales during the period, compared with 49.2% a year ago. Retail drug store same-store sales increased 1.7% with pharmacy same-store sales increasing 5.7% and front-end same-store sales decreasing 2.1%.

Preliminary year-to-date total revenues of $3.38 billion for the thirty-five weeks ended September 28, 2006, were 9.5% higher than the $3.09 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $3.16 billion, a 3.2% increase from $3.06 billion in the comparable period last year. Pharmacy sales were 51.0% of total drug store sales during the period, compared with 49.0% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.7% and front-end same-store sales decreasing 1.5%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 500 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.